Exhibit 99.1

Energy Efficient Water in South America

Desalination Plant Using ERI Technology to Supply 350,000 People in Venezuela

SAN LEANDRO, Calif.--(BUSINESS WIRE)--March 31, 2009--Energy Recovery, Inc. (“ERI”) (NASDAQ:ERII), a global leader of ultra-high-efficiency energy recovery products and technology for desalination, was awarded the 75,000 m3/day (20 million US Gallons (MGD)) energy recovery technology contract from Acciona Agua for the Paraguaná seawater reverse osmosis (SWRO) desalination plant in Venezuela. The project is currently under construction and is scheduled for completion in early 2010.

The plant is located in the Paraguaná peninsula in the Falcón region in northwest Venezuela, an area considered to be one of the driest places in the country. The project at Petróleos de Venezuela SA’s (PDVSA) Paraguaná Refinery Complex is being designed and built jointly by Spanish water company Acciona Agua and PDVSA. The Paraguaná Refinery Complex will utilize approximately 30% of the production capacity, with the remainder supplying a population of 350,000. This will be the largest RO desalination plant in South America and one of the largest plants in the Caribbean region.

EPC contractor Acciona Agua is designing the plant with ERI’s energy efficient pressure recovery solution, employing 64 model PX-260 units. These devices will save the project an estimated 52 mega-watts of energy per year.

This is not the first time Acciona selected PX technology for its desalination projects. Europe’s largest facility, the 240,000 m3/day (64 MGD) Torrevieja plant in Spain as well as the 100,000 m3/day (26 MGD) Fouka project in Algeria, the 60,000 m3/day Tordera retrofit plant in Spain and the 16,000 m3/day Arucas II plant, also in Spain, are being built by Acciona using PX energy recovery devices. These plants will supply fresh water for municipal, industrial and agricultural applications.

Borja Blanco, ERI Vice President and General Manager of the Mega Projects Division stated, “We consider Acciona Agua to be a premier partner in delivering energy efficient solutions in desalination. They have relied on PX technology for many of their first-of-a-kind projects all over the world.”

About ERI®

Energy Recovery, Inc. (ERI) is a leading manufacturer of energy recovery devices which help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger® (PX®) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of seawater reverse osmosis (SWRO) systems at up to 98% efficiency with no downtime or scheduled maintenance.

The company has research, development and manufacturing facilities in the San Francisco technology corridor as well as direct sales offices and technical support centers in key desalination hubs such as Madrid, UAE, Shanghai and Florida. ERI service representatives are based in Algeria, Australia, China, India, Korea, Mexico, Taiwan and the Caribbean. For more information on ERI and PX technology, please visit www.energyrecovery.com.

CONTACT:
Energy Recovery Inc.
Audrey Bold, +1-510-483-7370
abold@energyrecovery.com